SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2004

Nara Bancorp, Inc.

(Exact name of registrant as specified in its charter)

000-50245
(Commission File Number)

Delaware	95-4849715
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3701 Wilshire Boulevard
Suite 220
Los Angeles, California 90010
(Address of principal executive offices, with zip code)

(213) 639-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Director; Appointment of Principal Officers.
SIGNATURES

Item 5.02 Departure of Directors or Principal Officers; Election of Director; Appointment of Principal Officers.

     (c) On October 12, 2004, Nara Bancorp, Inc. (the “Company”) announced the appointment of Mr. Ho Yang (61), as the President and Chief Executive Officer of the Company and its subsidiary, Nara Bank. Mr. Yang will replace Mr. Benjamin Hong, the Company’s current President and Chief Executive Officer, upon his resignation. The date of Mr. Hong’s resignation and Mr. Yang’s employment start date has not been finalized although the Company expects the change to occur no later than the end of the first quarter of 2005.

          Mr. Yang has served in various senior management capacities with the Bank of New York, since 1989. From 1998 to the present, Mr. Yang has been the Managing Director & Regional Manager, Korea Division for the Bank of New York.

          Under the terms of the Executive Employment Agreement, Mr. Yang will receive an annual base salary of $275,000 and will participate in a profit sharing plan, which provides he may earn up to 100% of his base salary. In addition, upon commencement of his employment with the Company, Mr. Yang will receive a grant of options to buy 120,000 shares of the Company’s common stock at fair market value on the date of the grant subject to three year vesting.

     (d) Mr. Yang will serve as a member of the Board of Directors of the Company and Nara Bank at the time his employment commences.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nara Bancorp, Inc., (Registrant)

Date:	October 12, 2004	By:	/s/ Timothy Chang Timothy Chang Chief Financial Officer